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                                                                   EXHIBIT 10.1


                AMENDED AND RESTATED EXTENSION AND MODIFICATION
                               OF NONCOMPETITION
                                   AGREEMENT

     This Amended and Restated Extension and Modification of Noncompetition Agreement (this "Extension") is entered into as of the 1st day of April 1998, by and between Halter Marine Group, Inc., a Delaware corporation ("Halter"), and Daniel J. Mortimer ("Mortimer").

     WHEREAS, Mortimer, Trinity Industries, Inc. ("Trinity") and A. Fred May entered into that certain Acquisition and Reorganization Agreement dated as of October 31, 1994 (the "Gulf Coast Acquisition Agreement"), pursuant to which Trinity acquired Gulf Coast Fabrication, Inc. ("Gulf Coast");

     WHEREAS, in order to preserve the goodwill of Gulf Coast, Mortimer entered into certain noncompetition covenants with Trinity, as set forth in Article II of the Gulf Coast Acquisition Agreement (the "Existing Noncompetition Covenants");

     WHEREAS, Halter is the successor to Trinity's marine vessel construction business and, therefore, is entitled to the benefit of the Existing Noncompetition Covenants;

     WHEREAS, as a result of certain provisions set forth in Article II of the Gulf Coast Acquisition Agreement, Trinity's transfer of its marine vessel construction business to Halter would, if not for this Extension, result in the termination of the Existing Noncompetition Covenants as of March 31, 1998;

     WHEREAS, the parties desire to preserve the goodwill of Gulf Coast by extending the Existing Noncompetition Covenants in certain respects;

     WHEREAS, in order to effect the purposes of the foregoing recitals, the parties entered into that certain Extension and Modification of Noncompetition Agreement dated as of the 20th day of November, 1997 (the "Original Extension");

     WHEREAS, the Original Extension failed to accurately reflect the agreement of the parties in certain respects; and

     WHEREAS, the parties are entering into this Extension in order to amend, restate and replace the Original Extension in its entirety.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, in order to preserve the goodwill of Gulf Coast, the parties hereto hereby agree as follows:
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     1.  During the Noncompetition Period (as defined below), Mortimer will not engage, directly or indirectly, either as an employee, consultant, partner, joint venturer, trustee, officer or director of any person, partnership, trust, corporation or other entity, or as a shareholder of a corporation of which he owns more than ten percent (10%) of any class of stock, anywhere in the continental United States, in the manufacture, fabrication or sale of marine products of the type and variety that in the past have been manufactured or fabricated by Gulf Coast, Halter or any of their respective predecessors.

     2. As consideration for the covenant of Mortimer set forth in Section 1 hereof, Halter shall pay to Mortimer the sum of $250,000 on or prior to April 1 of each of 1998, 1999 and 2000. Additional payments may be made, at the election of Halter, at the beginning of Halter's fiscal years (each, a "Fiscal Year") subsequent to the Fiscal Year beginning on April 1, 2000 in accordance with the terms described in Section 3 below.

     3.  As used herein, the term "Noncompetition Period" means the longer of
(i) the period commencing on April 1, 1998 and ending on March 31, 2001 (the "Initial Noncompetition Period") or (ii) the period commencing on April 1, 1998 and ending on the date specified for termination of the Noncompetition Period in this paragraph 3. The Noncompetition Period may, at the sole election of Halter, be extended beyond the Initial Noncompetition Period in accordance with the following provisions:

     (a) If, at the beginning of any Fiscal Year which begins following the expiration of the Initial Noncompetition Period, Mortimer is still employed by Halter or any of its subsidiaries, then Halter may extend the Noncompetition Period through the end of such Fiscal Year. Any such extension pursuant to this paragraph 3(a) for any particular Fiscal Year shall be deemed to be made if Halter pays to Mortimer an additional $250,000 fee on or prior to April 10 of such Fiscal Year.

     (b) If, during the Initial Noncompetition Period, Mortimer ceases to be employed by Halter or any of its subsidiaries for any reason, then Halter may, at its sole option, extend the Noncompetition Period beyond the expiration of the Initial Noncompetition Period for one or more additional Fiscal Years; provided, that Halter may not extend the Noncompetition Period, pursuant to this paragraph 3(b), beyond the end of the third full Fiscal Year following the Fiscal Year in which such termination of employment occurs. Any extension pursuant to this paragraph 3(b) for any particular Fiscal Year following expiration of the Initial Noncompetition Period shall be deemed to be made if Halter pays to Mortimer an additional $250,000 fee on or prior to April 10 of such Fiscal Year.

     (c) If, following expiration of the Initial Noncompetition Period, Mortimer ceases to be employed by Halter or any of its subsidiaries for any reason, then Halter may, at its sole option, extend the Noncompetition Period for one or more additional Fiscal Years; provided, that Halter may not extend the Noncompetition Period, pursuant to this paragraph 3(c), beyond the end of the third full Fiscal Year following the Fiscal Year in which such termination of employment occurs. Any extension pursuant to this paragraph 3(c) for any particular Fiscal Year following such termination of employment shall be deemed to be made if Halter pays to Mortimer an additional $250,000 fee on or prior to April 10 of such Fiscal Year.
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     (d) Notwithstanding the foregoing, Halter may not extend the Noncompetition
Period pursuant to paragraphs 3(a), (b) or (c) hereof if, prior to the date on which such extension otherwise would be effective, the Noncompetition Period has terminated (provided, that if the Noncompetition Period would terminate as of the end of a particular Fiscal Year but Halter properly elects to extend the Noncompetition Period pursuant to paragraphs 3(a), (b) or (c) by paying the applicable $250,000 on or prior to April 10 of the next succeeding Fiscal Year, then the Noncompetition Period will not be deemed to have terminated prior to such extension).

     4. This Extension constitutes the entire agreement of the parties with respect to the subject matter hereof.

     5. This Extension shall be interpreted in accordance with the internal laws of the State of Mississippi.

HALTER MARINE GROUP, INC.



By:  /s/ John Dane III
     --------------------------
Title:  President



/s/ Daniel J. Mortimer
-------------------------------